McDermott Will & Emery LLP
28 State Street
Boston, Massachusetts 02109-1775
Office: 617/535-4034
Facsimile: 617/535-3800

                                                                                                                     May 10, 2012

VIA EDGAR

Rufus Decker, Accounting Branch Chief
Securities and Exchange Commission
Division of Corporation Finance
Washington, D.C. 20549-0405

Re:   Comment Letter Dated
         May 9, 2012 Regarding
         Barnes Group Inc.
         Form 10-K for the fiscal year Ended December 31, 2011
         Filed February 21, 2012
         Form 10-Q for the period Ended March 31, 2012
         Filed April 27, 2012
         File No. 1-4801

Dear Mr. Decker:

This to confirm on behalf of Barnes Group Inc. (the "Company") that the Company intends to respond to the comment letter by response letter filed on EDGAR as soon as practicable and not later than June 1, 2012, as discussed with your colleague Nudrat Salik in a telephone conversation today.

Very truly yours,

/s/ David A. Cifrino, P.C.

cc:      Nudrat Salik, SEC
           Marian Acker, Barnes Group Inc.